EXHIBIT 32.1

I, Jeffrey N. Maggioncalda, the chief executive officer of Financial Engines, Inc. (the “Company”), certify for the purposes of section 1350 of chapter 63 of title 18 of the United States Code that, to my knowledge:

(i)	The Annual Report of the Company on Form 10-K for the annual period ended December 31, 2011 (the “Report”) fully complies with the requirements of section 13(a) of the Securities Exchange Act of 1934, and

(ii)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 21, 2012

/s/ Jeffrey N. Maggioncalda
Jeffrey N. Maggioncalda
President and Chief Executive Officer
(Principal Executive Officer)